Exhibit 99.1

FOR IMMEDIATE RELEASE
August 11, 2025

Tandy Leather Factory Reports Second Quarter 2025 Results

FORT WORTH, TEXAS – August 11, 2025 (GLOBE NEWSWIRE) – Tandy Leather Factory, Inc. (Nasdaq: TLF) today announced the Company’s financial results for the second fiscal quarter of 2025.

Highlights from second quarter 2025:

•	Revenues were $17.8 million, up 2.8% from 2024
•	Generated operating income of $0.1 million
•	Net loss of $0.2 million versus income of $0.1 million in 2024
•	Gross margins of 59.5%, up from 58.0% in 2024
•	Operating expenses $10.5 million, up 5.5% from 2024
•	Adjusted EBITDA* (from operations) of $0.3 million
•	Ended quarter with $16.4 million of cash and cash equivalents

Tandy Leather Factory’s second quarter sales were $17.8 million in 2025, up from $17.3 million in 2024.  Second quarter 2025 gross profit was $10.6 million, up from $10.0 million in 2024.  As of June 30, 2025, the Company held $16.4 million of cash and cash equivalents, up from $13.3 million a year earlier; this increase reflects the net proceeds from the sale of the Company’s corporate headquarters in January 2025 (the “HQ Sale”), offset by the payment of a special dividend to stockholders in the first quarter of approximately $12.7 million.  The Company held inventory of $36.2 million, up from $35.6 million as of December 31, 2024.  The Company had basic and diluted net losses in the quarter of $0.02 per share, versus $0.01 basic and diluted net income per share in the prior year.

Johan Hedberg, Chief Executive Officer of the Company, said, “We were pleased to have grown our sales and margin dollars in the second quarter, despite the challenging environment and economic uncertainty.  These gains were driven primarily by increased sales productivity in our U.S. retail stores.  Our operating expenses increased as expected, driven largely by the shift to leasing our headquarters and distribution center spaces (which we owned during 2024) and other costs related to our now-in-progress move of those facilities in the third quarter; we still expect those costs to lead to operating losses for full year 2025.  We hope to continue our sales momentum through the third quarter, while noting that newly-announced tariffs—which did not meaningfully affect our product costs in the second quarter—may impact our sales and profits going forward.”

Investors are encouraged to send their questions to the Company’s investor relations hotline at investorrelations@tandyleather.com.

*  Adjusted EBITDA is a non-GAAP financial measure that the Company believes helps investors to compare its operating performance to that of other companies.  The following is a reconciliation of the Company’s net income to Adjusted EBITDA (in millions):

Quarter ended June 30, 2025
Net income	$(0.2)
Adjustment to net income (1)	0.4
Adjusted net income (2)	0.2
Add back:
Depreciation and amortization	0.2
Interest income	(0.2)
Income tax provision	-
Stock-based compensation	0.1
Adjusted EBITDA (from operations)	$0.3

(1)	This adjustment to net income removes the net proceeds from the sale of our corporate headquarters, related one-time relocation expenses, and tax related tax provision due to the sale.
(2)	Adjusted net income represents income from operations plus interest income.

Tandy Leather Factory, Inc., (http://www.tandyleather.com), headquartered in Fort Worth, Texas, is a specialty retailer of a broad product line, including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits.  The Company distributes its products through its 101 stores located in 40 US states and six Canadian provinces, including one store located in Spain.  Its common stock trades on the Nasdaq Capital Market under the symbol “TLF”.  To be included on Tandy Leather Factory's email distribution list, go to: http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:  Johan Hedberg, Tandy Leather Factory, Inc.,  (817) 872-3200 or johan.hedberg@tandyleather.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.